UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person

   Mackey, Christopher M.
   c/o CoMac Partners, L.P.
   1 Greenwich Office Park, 3rd Floor
   Greenwich, CT  06831

2. Issuer Name and Ticker or Trading Symbol

     Anchor Glass Container Corporation

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/98(a)
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director (x) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (x) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock,      |10/15 |  J |(|           3      | A |    (1)    |          48       | D(2) |                           |
par value $0.10            |/98   | (1)|a|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |      11,557      | A |    (1)    |     107,673       |   I  |   (3)
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |       5,273      | A |    (1)    |      45,600       | D(4) |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |       1,808      | A |    (1)    |      15,900       | D(5) |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |       4,442      | A |    (1)    |      45,432       | D(6) |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |          34      | A |    (1)    |         741       | D(7) |


                                                                    Page 1 of 11


___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class C Common Stock,      |10/15 |  J |(|           3      | A |    (1)    |           3       | D(2) |                           |
par value $0.10            |/98   | (1)|a|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |      10,006      | A |    (1)    |      10,006       |   I  |   (3)
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |       4,134      | A |    (1)    |       4,134       | D(4) |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |       1,957      | A |    (1)    |       1,957       | D(5) |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |       3,878      | A |    (1)    |       3,878       | D(6) |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |          37      | A |    (1)    |          37       | D(7) |
-----------------------------------------------------------------------------------------------------------------------------------|

                                                                  Page  2 of 11


___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Series A 10%          |    (8) |10/15|J(1)|(|       6   | A |Immed|2/5/0|  Class A   |  (8)  |  (1)  |     179    |D  |
Cumulative Convertible|        |/98  |    |a|           |   |iate |9    |  Common    |       |       |            |(2)|            |
Preferred Stock,      |        |     |    |)|           |   |     |     |  Stock     |       |       |            |   |            |
par value $0.10       |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |  29,940   | A |     |     |            |       |       | 397,842    | I |    (3)     |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |  14,300   | A |     |     |            |       |       | 168,642    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |   4,119   | A |     |     |            |       |       |  58,058    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(5)|
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |  11,443   | A |     |     |            |       |       | 168,360    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(6)|
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |      78   | A |     |     |            |       |       |   2,782    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(7)|
-----------------------------------------------------------------------------------------------------------------------------------|

                                                                    Page 3 of 11


___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants to acquire   |  (9)   |10/15|J(1)|(|       0   | A |Immed|6/16/|  Class A   |  31   |  (1)  |      31    |D  |
Class A Common Stock  |        |/98  |    |a|           |   |iate |08   |  Common    |       |       |            |(2)|
(right to buy)        |        |     |    |)|           |   |     |     |  Stock     |       |       |            |   |
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |   1,933   | A |     |     |            | 66,680|       |  66,680    | I |    (3)
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |   1,208   | A |     |     |            | 28,193|       |  28,193    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(4)|
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |       0   | A |     |     |            |  9,553|       |   9,553    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(5)|
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |     725   | A |     |     |            | 28,506|       |  28,506    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(6)|
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |       0   | A |     |     |            |    428|       |     428    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(7)|
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    Page 4 of 11


___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants to acquire   |  (9)   |10/15|J(1)|(|       0   | A |Immed|6/16/|  Class C   |     82|  (1)  |      82    |D  |
Class C Common Stock  |        |/98  |    |a|           |   |iate |08   |  Common    |       |       |            |(2)|
(right to buy)        |        |     |    |)|           |   |     |     |  Stock     |       |       |            |   |
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |    5,152  | A |     |     |            |178,706|       | 178,706    | I |    (3)
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |    3,208  | A |     |     |            | 75,545|       |  75,545    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(4)|
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |        0  | A |     |     |            | 25,606|       |  25,606    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(5)|
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |    1,944  | A |     |     |            | 76,407|       |  76,407    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(6)|
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |       0   | A |     |     |            |  1,148|       |   1,148    |D  |
                      |        |     |    | |           |   |     |     |            |       |       |            |(7)|
-----------------------------------------------------------------------------------------------------------------------------------
___________________________________________________________________________________________________________________________________|



Explanation of Responses:   See footnotes.

SIGNATURE OF REPORTING PERSON
/s/ Christopher M. Mackey
-------------------------

DATE
03/19/99
--------

                             Joint Filer Information
                             -----------------------


Name:   CoMac Partners, L.P.


Address:                   1 Greenwich Office Park
                           3rd Floor
                           Greenwich, CT  06831



Designated Filer:                   Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year:                        10/98(a)


Signature:

COMAC PARTNERS, L.P.

By    CoMac Associates, L.P.,
        general partner of CoMac Partners, L.P.

By    CoMac Advisers, Inc.,
      general partner of CoMac Associates, L.P.


By:  /s/ Christopher M. Mackey
     -------------------------
      Name:  Christopher M. Mackey
      Title:    Authorized Signatory


Dated:  March 19, 1999

                             Joint Filer Information
                             -----------------------



Name:    CoMac Endowment Fund, L.P.


Address:      1 Greenwich Office Park
              3rd Floor
              Greenwich, CT  06831



Designated Filer:          Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year:                10/98(a)


Signature:

COMAC ENDOWMENT FUND, L.P.

By  CoMac Advisers, Inc., its
      general partner


By:  /s/ Christopher M. Mackey
     -------------------------
      Name:  Christopher M. Mackey
      Title:    Authorized Signatory


Dated:  March 19, 1999

                             Joint Filer Information
                             -----------------------



Name:         CoMac International N.V.


Address:      1 Greenwich Office Park
              3rd Floor
              Greenwich, CT  06831



Designated Filer:          Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year:                10/98(a)


Signature:


COMAC INTERNATIONAL N.V.



By:  /s/ Christopher M. Mackey
     -------------------------
      Name:  Christopher M. Mackey
      Title:    Authorized Signatory


Dated:  March 19, 1999

                             Joint Filer Information
                             -----------------------



Name:         CoMac Opportunities Fund, L.P.


Address:      1 Greenwich Office Park
              3rd Floor
              Greenwich, CT  06831



Designated Filer:          Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year:                10/98(a)


Signature:

COMAC OPPORTUNITIES FUND, L.P.

By CoMac Associates, L.P.,
      general partner of CoMac Opportunities Fund, L.P.

By CoMac Advisers, Inc.,
      general partner of CoMac Associates, L.P.


By:  /s/ Christopher M. Mackey
     -------------------------
      Name:  Christopher M. Mackey
      Title:    Authorized Signatory


Dated:  March 19, 1999

Designated Filer:                   Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year:                10/98(a)


                                    Footnotes

(a) This Form is being filed to report additional distributions to the Reporting Persons under the Plan referred to in footnote (1). Because the Reporting Persons' entitlement to distributions was previously reported prior to distribution, the distributed securities were effectively held for the Reporting Persons' benefit under the Plan and the timing of the additional distributions was a consequence of the administration of the Plan in which the Reporting Persons were uninvolved, the Reporting Persons maintain that the distributions are exempt transactions pursuant to Rule 16a-13 of the Securities Exchange Act of 1934, as amended (the "Act"). The Reporting Persons are filing this Form 4 solely for the purpose of maintaining an up to date account of the Reporting Persons' holdings in their filing under
    Section 16 of the Act.

(1) Pursuant to that certain Second Amended Joint Chapter Liquidating Plan of Reorganization of Anchor Resolution Corp. and Anchor Recycling Corporation dated September 17, 1997, as amended, confirmed by the United Stated Bankruptcy Court for the District of Delaware on November 11, 1997 (the "Plan"), on or about August 19, 1998 and October 15, 1998, shares of Class A Common Stock, par value $0.10, shares of Class C Common Stock, par value $0.10, shares of Series A 10% Cumulative Convertible Preferred Stock, par value $0.10, Warrants to Acquire Class A Common Stock and Warrants to Acquire Class C Common Stock, in each case of Anchor Glass Container Corporation, were distributed to Christopher M. Mackey and CoMac Partners, L.P., a Delaware limited partnership, CoMac Endowment Fund, L.P., a Delaware limited partnership, CoMac International N.V., a Netherlands Antilles corporation, and CoMac Opportunities Fund, L.P., a Delaware limited partnership (collectively, the "Funds") in respect of certain pre-petition indebtedness and trade claims held by Mr. Mackey and the Funds. See Notes
    (3)--(7). Additional securities may be distributed in the future under the Plan to Mr. Mackey and the Funds.

(2) Securities held directly by Christopher M. Mackey

(3) Shares held by the Funds. See Notes (4)--(7). Mr. Mackey is an executive officer, director and shareholder of CoMac Advisers, Inc., a Delaware corporation ("Advisers Inc."), which is the sole general partner of CoMac Associates, L.P., a Delaware limited partnership ("Advisers LP"). Advisers LP is the sole general partner of CoMac Partners, L.P. Advisers Inc. is the sole general partner of CoMac Opportunities Fund, L.P. and CoMac Endowment Fund, L.P. Mr. Mackey is a member of the supervisor board of directors of CoMac International, N.V. and is an executive officer, director and shareholder of CMS Advisers Inc., a Delaware corporation, the investment adviser to CoMac International N.V. Pursuant to Instruction 4(b)(iv) to Form 4, the entire amount of the securities held by the Funds are reported. Mr. Mackey disclaims beneficial ownership of such securities, except to the extent of his actual pecuniary interest in such securities.

Designated Filer:                   Christopher M. Mackey


Issuer & Ticker Symbol:             Anchor Glass Container Corporation


Statement for
Month/Year                          10/98(a)


                                                Footnotes (cont'd)


(4) Securities held directly by CoMac Partners, L.P.  See Note 3 above.

(5) Securities held directly by CoMac Endowment Fund, L.P.  See Note 3 above.

(6) Securities held directly by CoMac International N.V.  See Note 3 above.

(7) Securities held directly by CoMac Opportunities Fund, L.P. See Note 3 above.

(8) Each share of Series A 10% Cumulative Convertible Preferred Stock is convertible into 4 1/6 shares of Class A Common Stock, subject to anti-dilution adjustment.

(9) The Warrants are exercisable without payment of consideration.